Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire announces sale of its Mississippi natural gas business to Delta Utilities for $75 million

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Sale refines geographic footprint, regulated natural gas distribution portfolio now focused on larger regulated gas utilities
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Spire Mississippi serves approximately 18,000 customers and includes roughly 745 miles of distribution pipelines
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Expected to close first fiscal quarter of 2027

ST. LOUIS (April 22, 2026) – Spire Inc. (NYSE: SR) today announced it has entered into an agreement to sell its Mississippi local distribution company (“Spire Mississippi”) to Delta Utilities, a company backed by Bernhard Capital Partners, for $75 million in cash. The transaction represents a 1.4x multiple of 2025 rate base.

Proceeds will be used to fund planned infrastructure investments across Spire’s regulated gas utilities in Alabama, Missouri and Tennessee, benefiting customers while supporting long-term shareholder value.

Spire Mississippi’s operations include approximately 745 miles of distribution pipelines serving approximately 18,000 customers in south-central Mississippi, including Hattiesburg. Spire employees who directly support the business are expected to transition to Delta Utilities to ensure continuity of service for customers and communities.

“This transaction sharpens our focus on our larger regulated gas utilities where we will continue to prioritize modernizing our infrastructure while supporting customer affordability,” said Scott Doyle, president and chief executive officer of Spire. “We’re confident Delta will be a strong operator for the benefit of both employees and customers. I am deeply grateful to the Spire Mississippi team for their dedication and contributions over the years.”

“This agreement reflects our long-term commitment to Mississippi and the customers and communities we serve,” said Tim Poché, Chief Executive Officer of Delta Utilities. “By bringing these geographically aligned systems together, we can deploy capital more efficiently, strengthen service reliability and further position the company to meet customer needs today and over the long term.”

The agreement is subject to customary closing conditions, including regulatory approval by the Mississippi Public Service Commission. The transaction is expected to close in the first fiscal quarter of 2027.

Stinson LLP acted as legal counsel to Spire.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people's lives better. It's a simple idea, but one that's at the heart of our company. Every day we have the honor of serving close to 2 million homes and businesses, making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi, Missouri and Tennessee. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and driving continuous improvement. Learn more at SpireEnergy.com.

About Delta Utilities

Delta Utilities and its affiliated operating entities rank among the nation’s top 40 natural gas providers, delivering safe and reliable service to approximately 600,000 customers across Louisiana and Mississippi. Headquartered in New Orleans, the company employs 875 team members who live and work throughout its service territory, supporting local communities and system operations. Through continued investment across its footprint, Delta Utilities advances its mission to provide clean, safe, and affordable natural gas while maintaining a strong focus on service quality and safety. For more information, visit www.deltautilities.com.